UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)                 August 20, 2012

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia 23510
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2012, Hampton Roads Bankshares, Inc. (the “Company”) and The Bank of Hampton Roads (“BHR”), its wholly owned subsidiary, entered into a Settlement Agreement and Mutual Release, effective August 17, 2012, with John A.B. Davies, Jr., the Company’s former President and Chief Executive Officer (the “Settlement Agreement”). The Settlement Agreement contains a mutual release and waiver of claims between Mr. Davies and the Company and BHR.

The Settlement Agreement also resolves certain matters related to the Consulting Agreement and the Transition Agreement, each entered into by the Company and Mr. Davies on August 17, 2011 (together, the “Agreements”). In particular, the Consulting Agreement provided that Mr. Davies would be paid $500 per hour for up to 1,000 hours of consulting services, or a maximum of $500,000, to be provided to the Company between September 12, 2011 and September 11, 2012. To date the Company has paid Mr. Davies $26,625 in return for consulting services rendered. The Settlement Agreement provides that the term of the Consulting Agreement is complete, that Mr. Davies is not entitled to any further payment for work completed or in process and that he will not perform any additional consulting services under the Agreements or otherwise.

The Settlement Agreement also provides that the payment of $25,000 made by the Company to Mr. Davies on the execution of the Settlement Agreement constitutes the final payment to be made under the Transition Agreement in return for Mr. Davies’ agreement not to compete with the Company or BHR or solicit for hire any employee of the Company or BHR until September 11, 2013.

The full text of the Settlement Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Ex. 10.1	Settlement Agreement and Mutual Release, effective August 17, 2012, by and among Hampton Roads Bankshares, Inc., The Bank of Hampton Roads and John A.B. Davies, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: August 22, 2012	By:	/s/ Stephen P. Theobald
Stephen P. Theobald
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Ex. 10.1	Settlement Agreement and Mutual Release, effective August 17, 2012, by and among Hampton Roads Bankshares, Inc., The Bank of Hampton Roads and John A.B. Davies, Jr.